Exhibit 3.02

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At its meeting on March 23, 2020, the Board of Directors of the Company amended Article III Section 11 of the Company’s Bylaws to permit remote communication meetings by the Board of Directors to state as follows:

Section 11. Remote Communication Meetings

A meeting of the Board of Directors, or any committee of the Board, may be held by any means of remote communication by which all persons authorized to vote or take other action at the meeting can hear each other during the meeting and each person has a reasonable opportunity to participate. This remote participation in a meeting will constitute presence in a person at the meeting. Remote communication means any electronic communication including conference telephone, video conference, the Internet, or any other method currently available or developed in the future by which Directors not present in the same physical location may simultaneously communicate with each other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 27, 2020	BankGuam Holding Company

	By:	/s/Joaquin P.L.G Cook
Joaquin P.L.G. Cook
President & Chief Executive Officer